UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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NCR VOYIX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Appointment of Executive Chairman

On May 8, 2024, the Board of Directors of NCR Voyix Corporation (the “Company”) appointed James G. Kelly as Executive Chair. Mr. Kelly has served as the non-executive Chair of the Company’s Board of Directors since October 2023. In his new role as Executive Chair, Mr. Kelly will work closely with David Wilkinson, the Company’s Chief Executive Officer, in supporting the management team on strategic and operational matters.

In connection with his appointment as Executive Chair, Mr. Kelly and the Company have entered into an Offer Letter (the “Offer Letter”), which memorializes certain compensation benefits that Mr. Kelly will be entitled to for his services as Executive Chair. Under the Offer Letter, Mr. Kelly will be entitled to receive a base salary of $550,000 per year and a target bonus opportunity of 100% of his base salary. Mr. Kelly will be eligible to participate in certain Company-sponsored benefits, such as health insurance plans that are available to other executive officers of the Company. Mr. Kelly will be a participant in the Company’s 2024 Executive Severance Plan, but under the terms of the Offer Letter he will not be entitled to any severance benefits if he ceases to be Executive Chair but remains on the Board as a non-employee director. In addition, under the Offer Letter, the Company has agreed to reimburse the cost of any COBRA premiums for health insurance continuation for up to 18 months following the termination of Mr. Kelly’s service as Executive Chair.

In connection with his appointment as Executive Chair, Mr. Kelly will also be awarded equity incentive awards consistent with those granted to other executive officers of the Company on March 15, 2024 (the “Executive Officer Grant Date”) in the form of time-based restricted stock units with a grant date value of $1,000,000 and performance based restricted stock units (PBRSUs), with a grant date value of $1,000,000. The restricted stock unit grant will vest in three equal installments on each anniversary of the Executive Officer Grant Date, subject to Mr. Kelly’s continued service as Executive Chair or as a member of the Board of Directors. The PBRSUs are subject to the achievement of certain performance metrics, with 50% of the award value subject to free cash flow metrics and 50% of the award value subject to performance based on relative Total Shareholder Return (TSR). The PBRSUs cliff vest on the third anniversary of the Executive Officer Grant Date, subject to Mr. Kelly’s continued service as Executive Chair or as a member of the Board of Directors.

Appointment of Lead Director

In connection with the appointment of Mr. Kelly as Executive Chair, the Board appointed Kevin Reddy, who has served on the Board since October 2023, as independent Lead Director. Mr. Reddy will receive an additional $50,000 annual cash retainer for Lead Director service in accordance with the Company’s director compensation program.